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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 10, 1996


                           VIDEO JUKEBOX NETWORK, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Florida                   0-15445                 59-2605267
 (State or other juris-       (Commission File        (I.R.S. Employer
diction of incorporation)          Number)            Identification No.)


 1221 Collins Avenue, Miami Beach, Florida                               33139
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code: (305) 674-5000


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Item 9.           Sales of Equity Securities Pursuant to Regulation S


         On December 10, 1996, the Company issued 1,666,667 shares (the "Shares") of the Company's 6% Convertible Redeemable Preferred Stock (the "Preferred Stock") to EMAP plc. in exchange for $2,500,000.

         The conversion and other terms of the Preferred Stock are set forth below under the caption "Description of Preferred Stock." Such terms are also contained in the Company's Information Statement, dated November 14, 1996, as previously filed with the Securities and Exchange Commission (the "Commission") and as previously distributed to the Company's stockholders.

         The Shares were issued by the Company without registration under the Securities Act of 1933 (the "Securities Act") in reliance on Regulation S of the Securities Act.

         A fee of $125,000 will be paid by the Company to Communications Equity Associates, Inc. for providing investment banking and consulting services in connection with the sale of the Preferred Stock.

DESCRIPTION OF PREFERRED STOCK

         The following description is a summary of the rights, preferences and limitations of the Preferred Stock:

         Voting. The holders of shares of Preferred Stock are entitled to cast one vote per share at all stockholders meetings for all purposes. Except as otherwise required by the Florida Business Corporation Act, the shares of Preferred Stock vote with the shares of Common Stock as one voting class.

         Conversion. Each share of Preferred Stock is convertible, at the election of the holder thereof, into one share of Common Stock. In the event that there are any accrued and unpaid dividends due on the Preferred Stock at the time of conversion, then the accrued and unpaid dividends will automatically be converted into shares of Common Stock at a rate of one share of Common Stock for each U.S.$1.50 of accrued and unpaid dividends. Subject to the provisions for redemption discussed below, the right of conversion is available at any time.

         Dividends. The holders of the shares of Preferred Stock are entitled to receive cumulative dividends, which accrue at the rate of $.09 per share of the Preferred Stock per annum. No cash dividends may be declared or paid on any security of the Company until all accrued and unpaid dividends are paid on the shares of Preferred Stock. All dividends on the Preferred Stock will cease

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to accrue on the Election Date, as such term is defined below under the caption "Redemption."

         Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Preferred Stock will be entitled to receive payment equal to $1.50 per share of the outstanding shares of Preferred Stock plus all accrued and unpaid dividends thereon before any payment will be made to the holders of the Common Stock. The holders of the shares of Preferred Stock will not be entitled to participate further in the distribution of the assets of the Company.

         Redemption. Five years after the date of issuance of the Preferred Stock (the "Election Date"), each share of Preferred Stock will, at the election of each holder thereof, either be redeemed for cash or converted into shares of Common Stock (as discussed above). If a holder elects to redeem the Preferred Stock, such holder will be entitled to receive a cash payment equal to $1.50 per share of Preferred Stock, together with the amount, as of the Election Date, of all accrued and unpaid dividends. No right of redemption will exist prior to the Election Date or if the Company is then insolvent or would become insolvent as a result of such redemption. Each holder of Preferred Stock must give written notice to the Company of its election to either have the Preferred Stock redeemed for cash or converted into shares of Common Stock within 30 days of the Election Date. If the Company does not timely receive such notice from any holder of the Preferred Stock, the Company will have the right to determine whether such Preferred Stock is redeemed or converted into shares of Common Stock.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          VIDEO JUKEBOX NETWORK, INC.
                                          (Registrant)



Date: December 19, 1996                   By:      /s/ Alan McGlade
                                                   ----------------------------
                                                   Alan McGlade, President and
                                                   Chief Executive Officer




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